ISSUER FREE WRITING PROSPECTUS
(SUPPLEMENTING FINAL PROSPECTUS ISSUED AUGUST 6, 2012)
FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NO. 333-182805

Registrar and Transfer Company

10 Commerce Drive, Cranford,  New Jersey 07016-3572
www.rtco.com

August 24, 2012

Dear Hampton Roads Bankshares, Inc. shareholder:

On August 8, 2012 Hampton Roads Bankshares, Inc. mailed notification of a Subscription Rights Offering to common stock shareholders, or any unexchanged classes of stock underlying, as of May 31, 2012. These shareholders were entitled to receive one (1) Subscription Right for each common share held on that date.

Due to a calculation error, you were not issued your entitled one (1) Subscription Right at that time. Enclosed is that Rights Certificate. The terms of the conversion are described in the materials enclosed. All tenders must be received by Registrar and Transfer Company by 5:00 p.m., New York City Time, September 5, 2012.

We apologize for any inconvenience this may have caused.

If you should have any additional questions please feel free to contact our Investor Relations at (800) 368-5948.

Sincerely,

Registrar and Transfer Company

Hampton Roads Bankshares, Inc. (the “Company”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the rights offering. The registration statement became effective on August 3, 2012.  A filed copy of the prospectus may be found at the following web address: http://www.sec.gov/Archives/edgar/data/1143155/000119312512336312/0001193125-12-336312-index.htm. In addition, a subsequently filed supplement to the prospectus may be found at the following web address: http://www.sec.gov/Archives/edgar/data/1143155/000119312512341117/d392730d424b3.htm.

Before  you  invest,  you  should  read  the  registration  statement,  including  the  prospectus,  the prospectus supplement and other documents the Company has filed with the SEC for more complete information  about the issuer and the rights offering. You may get these documents  for free by visiting EDGAR on the SEC Web site at  www.sec.gov or by following the links above. Alternatively, the Company will arrange to send you the prospectus and prospectus supplement if you request them by contacting Registrar and Transfer Company, the Company’s subscription and information agent, at 1-800-368-5948 or via email at info@rtco.com. All sales made in the rights offering are made pursuant to the registration statement, prospectus and prospectus supplement referenced above.

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